Exhibit (i)

April 6, 2026

Sprott Funds Trust

320 Post Road, Suite 230
Darien, CT 06820

Re:	Opinion of Counsel Relating to Post-Effective Amendment No. 67 to the Registration Statement Filed on Form N-1A Under the Securities Act of 1933; File Nos. 333-22745 and 811-23382

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 67 to the Registration Statement, File Nos. 333-227545 and 811-23382 (the “Registration Statement”) of Sprott Funds Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 67 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 67 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval. We further hereby consent to the reference to us in the Prospectus and in the Statement of Additional Information

Very Truly Yours,

/s/ Thompson Hine LLP
PBS/BLS	THOMPSON HINE LLP

EXHIBIT A

1.	Sprott Gold Miners ETF
2.	Sprott Junior Gold Miners ETF
3.	Sprott Uranium Miners ETF
4.	Sprott Junior Uranium Miners ETF
5.	Sprott Copper Miners ETF
6.	Sprott Junior Copper Miners ETF
7.	Sprott Nickel Miners ETF
8.	Sprott Lithium Miners ETF
9.	Sprott Critical Materials ETF
10.	Sprott Silver Miners & Physical Silver ETF
11.	Sprott Active Gold & Silver Miners ETF
12.	Sprott Gold Equity Fund
13.	Sprott Active Metals & Miners ETF
14.	Sprott Rare Earths Ex-China ETF